Exhibit 99.1

PRESS RELEASE	Computer Software Innovations, Inc.
1661 East Main Street
Easley, SC 29640
Contact: Nancy K. Hedrick
Phone: (864) 855-3900

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES

COMPLETION OF MERGER AND SALE OF PREFERRED STOCK

Easley, South Carolina, February 14, 2005 – Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc. (OTCBB:CSWI), announced that it has completed its anticipated merger with Computer Software Innovations, Inc., a South Carolina corporation (“CSI”). The merger was consummated on February 11, 2005, pursuant to a merger agreement executed by the parties on February 10, 2005.

Summary of the Transaction

Pursuant to the merger agreement, CSI merged into the Company, with the Company being the surviving corporation. In the merger and related CSI dividend transactions, the former shareholders of CSI received, in exchange for their shares of CSI common stock, approximately $7.1 million of cash, subordinated notes aggregating approximately $1.9 million to be repaid over the next fifteen months and approximately 2,527,000 shares of common stock of the Company. The shares of the Company’s common stock previously held by CSI, representing approximately 77% of its issued and outstanding capital stock, were cancelled. The remaining shareholders of the Company retained their existing shares, subject to the recent 40 to 1 reverse stock split. Such minority shareholders have appraisal rights as provided in accordance with Delaware law, whereby they may elect to have their shares repurchased by the Company. Information on how appraisal rights may be exercised will be provided shortly to all shareholders of record as of the date of the merger.

As a result of the reverse stock split, the merger and the sale of preferred stock (described below), the Company has approximately 9.8 million shares of common stock outstanding on an as-converted basis. On a diluted basis, assuming the exercise of outstanding warrants and options, approximately 17.3 million shares of common stock are outstanding.

Management Structure and Board Composition

Pursuant to the merger agreement, the initial board of directors of the Company consists of five directors. Three are its previous directors, all independent, who remain as members of the board: Anthony Sobel, Tom Butta and Shaya Phillips. Mr. Sobel is chairman of the board and of the board’s audit committee. Mr. Phillips is chairman of the board’s compensation committee. The remaining two directors, Nancy K. Hedrick and

Thomas P. Clinton, were principals of CSI. The officers of the Company are the former officers of CSI: Nancy K. Hedrick, President and Chief Executive Officer; Joe G. Black, Interim Chief Financial Officer; Thomas P. Clinton, Vice President of Sales; William J. Buchanan, Vice President of Engineering; and Beverly N. Hawkins, Vice President of Support Services. Mr. Black has announced his retirement, but has agreed to serve as Interim CFO until a permanent CFO is retained.

The Company

CSI was organized in 1989 and was privately held. Until the merger, the Company had been a shell corporation since terminating its internet operations in September 2001. The business operations of the merged company will be those formerly of CSI, consisting of the development of proprietary fund accounting software applications and providing network integration solutions for local governments and educational institutions. The merger is not anticipated to materially impact in the near term its operations, staffing or strategic plan. CSI’s former corporate offices located in Easley, South Carolina will be the headquarters of the merged entity.

In addition to the Current Report on Form 8-K which the Company is required to file with the Securities and Exchange Commission with respect to the consummation of the merger and other events discussed in this release, the Company intends to file an additional Form 8-K within the next two weeks. This additional voluntary Form 8-K will include substantially all of the disclosure that would be contained in a Form 10-SB filed under the Securities Exchange Act of 1934, as amended.

SALE OF PREFERRED STOCK TO BARRON PARTNERS LP

The Company has also completed its previously announced private placement of its Series A convertible non-voting preferred stock with Barron Partners LP. Pursuant to the terms of the purchase agreement, the Company sold 7,217,736 shares of preferred stock to Barron for $5,042,250. The preferred stock is convertible into shares of common stock on a one-for-one basis. Barron is a New York-based private investment partnership that specializes in investing in micro-cap public companies. As part of the transaction, Barron invested an additional $1.9 million in the form of a subordinated note and received warrants for the purchase of 7,217,736 shares of the Company’s common stock. The exercise prices of the warrants are $1.3972 and $2.0958 per share, each warrant exercisable for half of the total warrant shares. Barron has agreed, generally, not to convert at any time its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of Company common stock would exceed 4.99%, without giving the Company at least 61 days’ advance notice. Proceeds from the sale of preferred stock and the subordinated loan were substantially utilized to fund the merger and related transactions.

The preferred shares and warrants purchased by Barron, and the common stock into which they are convertible and exercisable, respectively, have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the

United States absent registration or an applicable exemption from registration. Pursuant to a registration rights agreement entered into with Barron, the Company has certain obligations to register the common shares underlying the preferred stock and warrants.

This announcement of the sale of preferred stock and warrants to Barron is made pursuant to Rule 135c of the Securities Act of 1933, as amended. There were no other offerees or purchasers with respect to the preferred stock and warrants sold to Barron.

FORWARD-LOOKING STATEMENTS

The Company cautions readers that the statements contained herein regarding the Company’s future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Please refer to the Risk Factors in the Company’s most recent Form 8-K reports for more detail of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements.

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